EXHIBIT 99.1

(1) Bay Harbour Management, L.C. ("Bay Harbour") acts as investment advisor to several entities and managed accounts (collectively, the "Funds") that own the shares subject to this Form 4. As of December 17, 2007, the Funds held an aggregate of 1,912,992 shares of the Issuer's Common Stock (including the 1,347,000 shares reported on this Form 4 as held directly by Bay Harbour Master Ltd.), equal to approximately 23.1% of the total shares of the Issuer's Common Stock outstanding. On December 13, 2007, the Funds acquired an aggregate of 4,999.99 shares of the Issuer's Series A Convertible Preferred Stock (including the 3,506.55 shares reported on this Form 4 as held directly by Bay Harbour Master Ltd.). As investment advisor to the Funds, Bay Harbour has voting and investment control with respect to the securities held by the Funds. Bay Harbour disclaims beneficial ownership of all securities except to the extent of any pecuniary interest therein and this filing should not be deemed an admission of beneficial ownership for Section 16 purposes or any other purpose.

(2) These securities are held by Bay Harbour Master Ltd., an investment fund for which Bay Harbour Management, L.C. acts as investment advisor. The 1,347,000 shares reported as beneficially owned by Bay Harbour Master Ltd. form part of the 1,912,992 shares held by the Funds.

(3) Messrs. Cellar and Sozio do not own any securities for their own accounts, but they serve as directors of the Issuer. Mr. Sozio does not beneficially own any securities, but he is an employee of Bay Harbour Management, L.C. Mr. Cellar, under applicable SEC regulations, may be deemed to beneficially own the reported securities. Mr. Cellar and Mr. Sozio disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that Mr. Cellar or Mr. Sozio is the beneficial owner of the securities for purposes of Section 16 or for any other purpose.

(4) The conversion price of the derivative securities listed in this Form 4, and the corresponding number of underlying securities, are subject to adjustment in accordance with the terms of set out in the Certificate of Powers, Designations, Preferences and Rights of the Series A Convertible Preferred Stock, as corrected pursuant to the Certificate of Correction filed on December 13, 2007.

(5)   N/A